UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 11, 2009

AnchorBanCorp Wisconsin, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	000-20006 (Commission File Number)	39-1726871 (IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin	53703
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 608-252-8982

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On September 11, 2009, the Audit Committee of Anchor BanCorp Wisconsin, Inc. (the “Company”) concluded, based upon the recommendation of management and the findings of a recent internal financial review of its subsidiary bank’s loan loss portfolio, that the Company’s previously filed financial statements as of and for the three months ended June 30, 2009, as reported in its Quarterly Report on Form 10-Q, as well as the Company’s previously issued earnings release for the first quarter of 2009, can no longer be relied upon and would be restated based on the adjusted classification of certain non-performing loans that its subsidiary bank’s, AnchorBank, loan portfolio is experiencing, as well as based on a re-evaluation of its allowance for loan losses. As a result of the foregoing, the Company expects to incur an additional loss in the range of $50-60 million or a total loss for the quarter of $65-75 million.
     This adjustment will have the impact of accelerating a portion of the expected second quarter provision for loan losses and net charge-offs into the first quarter of 2009. Consequently, the Company expects that the provision for loan losses and net charge-offs in the second quarter of 2009 will be less than the provision for loan losses and net charge-offs previously reported in its first quarter results. The Company further expects to report the final, definitive adjustments on or before September 25, 2009.
     The decision to restate the financial statements as of and for the three months ended June 30, 2009 was approved by the Board of Directors of the Company on September 11, 2009. Representatives of the Board and members of the Company’s executive management discussed the matters disclosed in this Item 4.02(a) with McGladery and Pullen, LLP, its independent registered public accounting firm.
Item 8.01. Other Events.
     On Friday, September 11, the Company issued a press release relating to adjustment of first quarter results based on increased loan charge-offs. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT #	DESCRIPTION

99.1	99.1 Press Release of Anchor BanCorp Wisconsin Inc. dated September 11, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnchorBanCorp Wisconsin, Inc. (Registrant)
September 14, 2009	/s/ DALE C. RINGGENBERG
(Date)	Dale C. Ringgenberg
Senior VP, CFO

Exhibit Index
99.1	Press release dated September 11, 2009